EXHIBIT 10.2

EXECUTION VERSION

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of April 10, 2024, is entered into by and among Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Parent”), Adams Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), each of the stockholders of Alpine Immune Sciences, Inc., a Delaware corporation (“Company”), set forth on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”) and, solely for purposes of Section 1.1, the Company. All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, pursuant to (i) that certain Prefunded Warrant to Purchase Common Stock, dated September 17, 2021, Frazier Life Sciences VIII, L.P., one of the Stockholders, has the right to purchase up to an aggregate of 1,200,000 shares of Company Common Stock and (ii) that certain Prefunded Warrant to Purchase Common Stock, dated September 17, 2021, Frazier Life Sciences Public Fund, L.P, one of the Stockholders, has the right to purchase up to an aggregate of 1,702,127 shares of Company Common Stock ((i) and (ii) collectively, the “Pre-Funded Warrants” and the holders of such Pre-Funded Warrants, the “Specified Stockholders”).

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule A (all such shares of Company Common Stock, together with any shares of Company Common Stock or any other securities of the Company that are hereafter issued to or otherwise directly or indirectly acquired by any Stockholder prior to the termination of this Agreement in accordance with Section 5.2, including for the avoidance of doubt any shares of Company Common Stock acquired by such Stockholder upon the exercise or settlement, as applicable, of any Company Stock Option, Company RSU, Company Warrant or other rights to acquire capital stock of the Company after the date hereof, being referred to herein as the “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Merger Sub and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides, among other things, for Merger Sub to commence an offer to purchase (the consummation of which is subject to the Offer Conditions) all of the issued and outstanding shares of Company Common Stock, and, following completion of the Offer, for the Merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder, severally and not jointly, and on such Stockholder’s own account with respect to the Subject Shares, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER AND VOTE

1.1 Exercise of Pre-Funded Warrants. By the execution of this Agreement, each Specified Stockholder hereby agrees it may deliver a written notice (e-mail being sufficient) at any time between the date hereof and the date that is five days prior to the expiration of the Offer (the “Exercise Period”) electing to exercise, effective as of the date of such notice, its right to purchase all of the Warrant Shares (as such term is defined in each Warrant) pursuant to such Specified Stockholder’s Warrant (the “Exercise”); provided that each Specified Stockholder agrees that it will not, without the prior written consent of Parent, effect an Exercise at any time during the period between the expiration of the Exercise Period and the Merger Closing. For the avoidance of doubt, all shares of Company Common Stock received upon the Exercise will be included in such Specified Stockholder’s Subject Shares and tendered in the Offer. Each Specified Stockholder intends that the payment of the applicable Exercise Price (as such term is defined in each Warrant) shall be effected by a “Cashless Exercise” in accordance with Section 10 of the Warrant. By execution of this Agreement and pursuant to Section 4(b) of the applicable Warrant, each Specified Stockholder certifies to the Company that its representations contained in Sections 3.2(b), (c) and (d) of the Purchase Agreement (as such term is defined in each Warrant) are true and correct as of the date of the Exercise as if remade in their entirety as of such date. Each Specified Stockholder hereby waives any rights to receive notice under its Warrant in connection with the entry into, or consummation of the transactions contemplated under, the Merger Agreement. For the avoidance of doubt, the Company hereby accepts and acknowledges the Exercise, waives any limitations on exercise contained in the Warrant, including under Section 12(a) of the Warrant, in connection with the Exercise and agrees that Section 12(b) of the Warrant is applicable to the Exercise.

1.2 Agreement to Tender. Subject to the terms of this Agreement, each Stockholder hereby agrees to irrevocably tender or cause to be irrevocably tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Liens except for Permitted Liens (as defined below). Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than ten (10) Business Days after, the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (or in the case of any shares of Company Common Stock acquired by such Stockholder subsequent to such tenth (10th) Business Day, or in each case if such Stockholder has not received the Offer Documents by such time, as promptly as practicable after the acquisition of such shares or receipt of the Offer Documents, as the case may be (but, if such shares are acquired or such Offer Documents are received prior to the expiration of the Offer, in no event later than expiration of the Offer)), each Stockholder shall: (a) deliver or cause to be delivered pursuant to the terms of the Offer (i) in the case of Subject Shares represented by a Certificate, a letter of transmittal with respect to all of such Stockholder’s Subject Shares complying with the terms of the Offer, together with the Certificate(s) representing all such Subject Shares that are certificated, (ii) in the case of a Book-Entry Share, written instructions to such Stockholder’s broker, dealer or other nominee that such Subject Shares be tendered and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) with respect to such Subject Shares, and (iii) all other documents or instruments required by the terms of the Offer in order to effect the valid tender of such Stockholder’s Subject Shares in accordance with the terms of the Offer; and (b) use its reasonable best efforts to cause such Stockholder’s broker, dealer or other nominee to promptly validly and irrevocably tender all of such Stockholder’s Subject Shares in the Offer, pursuant to and in accordance with the terms of clause (a) of this sentence. Each Stockholder agrees that, once any of such Stockholder’s Subject Shares are tendered, such Stockholder will not withdraw and will cause not to be withdrawn such Subject Shares from the Offer at any time, unless and until this Agreement shall have been terminated in accordance with Section 5.2.

1.3 Agreement to Vote. Subject to the terms of this Agreement, each Stockholder hereby irrevocably agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote or consent thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) against any Company Takeover Proposal (other than the Merger), (ii) against any change in membership of the Company Board that is not recommended or approved by the Company Board, and (iii) against any other proposed action, agreement or transaction involving the Company that would reasonably be expected to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer, the Merger or the other Transactions, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than the Merger); (y) a sale, lease, license or transfer of a material amount of assets (including, for the avoidance of doubt, intellectual property rights) of the Company or any reorganization, recapitalization or liquidation of the Company; or (z) any change in the present capitalization of the Company or any amendment or other change in the Company’s organizational documents. Each Stockholder shall retain at all times the right to vote such Stockholder’s Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.3 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants, on its own account with respect to the Subject Shares, to Parent and Merger Sub as to such Stockholder on a several basis, that:

2.1 Authorization; Binding Agreement. If such Stockholder is not an individual, such Stockholder is duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy, Equity and Indemnity Exception.

2.2 Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (a) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any Subject Shares of such Stockholder (other than one created by Parent or Merger Sub), or (e) violate any Law or Judgment applicable to such Stockholder or by which any of its Subject Shares are bound, except as would not, in the case of each of clauses (c), (d) and (e), adversely affect in any material respect such Stockholder’s ability to timely perform its obligations under this Agreement. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

2.3 Ownership of Subject Shares; Total Shares. As of the date hereof, such Stockholder is, and (except with respect to any Subject Shares Transferred in accordance with Section 4.1 hereof or accepted for payment pursuant to the Offer) at all times during the Agreement Period (as defined below) will be, the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all such Stockholder’s Subject Shares and has good and marketable title to all such Subject Shares free and clear of any Liens, except for (a) any such Lien that may be imposed pursuant to (i) this Agreement and (ii) any applicable restrictions on transfer under the Securities Act or any state securities law and (b) community property interests under applicable Law (collectively, “Permitted Liens”). Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the number of Subject Shares listed on Schedule A opposite such Stockholder’s name are the only shares of Company Common Stock beneficially owned or owned of record by such Stockholder as of the date hereof. Other than the Subject Shares, such Stockholder does not own any shares of Company Common Stock or any other interests in any voting securities of the Company and has no interest in or voting rights with respect to any voting securities of the Company.

2.4 Voting Power. Such Stockholder has full voting power with respect to all such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided pursuant to this Agreement.

2.5 Reliance. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of, and compliance with, this Agreement.

2.6 Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Proceeding pending against, or, to the knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including any shares of Company Common Stock or Company Stock Options beneficially owned by such Stockholder) that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

2.7 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Stockholders that:

3.1 Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization.

3.2 Authority for this Agreement. Each of Parent and Merger Sub has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub have been duly and validly authorized by all necessary entity action on the part of each of Parent and Merger Sub, and no other entity proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy, Equity and Indemnity Exception.

3.3 Non-Contravention. None of the execution and delivery by each of Parent and Merger Sub of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will (a) result in a violation or breach of any Contract to which each of Parent and Merger Sub is a party or by which each of Parent and Merger Sub may be bound, (b) violate any Law or Judgment applicable to each of Parent and Merger Sub or (c) violate, contravene or conflict with or result in any breach of any provision of any constituent or organizational documents of each of Parent and Merger Sub, except as would not, in the case of each of clauses (a) and (b), reasonably be expected to have, individually or in the aggregate, a adversely affect in any material respect Parent’s or Merger Sub’s ability to perform its obligations under this Agreement.

3.4 Absence of Litigation. With respect to each of Parent and Merger Sub, as of the date hereof, there is no Proceeding pending against, or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent or Merger Sub that would reasonably be expected to prevent or materially delay or impair the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement or otherwise materially impair the ability of Parent or Merger Sub to perform its obligations hereunder.

ARTICLE IV

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees that until the termination of this Agreement in accordance with Section 5.2:

4.1 No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, from and after the date hereof and until this Agreement is terminated in accordance with Section 5.2, such Stockholder shall not, directly or indirectly, (a) create or permit to exist any Lien, other than Permitted Liens, on any of such Stockholder’s Subject Shares, (b) transfer, sell (including short sell), assign, gift, hedge, pledge, grant a participation interest in, hypothecate or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract with respect to any Transfer of such Stockholder’s Subject Shares or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares, (e) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares, or (f) take or permit any other action that would in any way restrict, limit, impede, delay or interfere with the performance of, and compliance with, such Stockholder’s obligations hereunder in any material respect, otherwise make any representation or warranty of such Stockholder herein untrue or incorrect, or have the effect of preventing or disabling such Stockholder from performing, and complying with, any of its obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Each Stockholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement. Notwithstanding the foregoing, each Stockholder may Transfer Subject Shares to: (i) any Affiliate of such Stockholder or (ii) to any investment fund or other entity controlled or managed by such Stockholder or by the investment adviser or general partner of such Stockholder or an entity under common control or management with the Stockholder (in each case, directly or indirectly); provided that such Transfer shall be permitted only if all of the representations and warranties in this Agreement with respect to such Stockholder would be true and correct at the time of such Transfer and the transferee shall have executed and delivered to Parent and Merger Sub a counterpart to this Agreement pursuant to which such transferee shall be bound by all of the terms and provisions of this Agreement and agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement. If any involuntary Transfer of any of such Stockholder’s Subject Shares in the Company shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until termination of this Agreement in accordance with Section 5.2. Notwithstanding the foregoing, such Stockholder may make Transfers of its Subject Shares as Parent may agree in writing in its sole discretion. Each Stockholder shall notify Parent as promptly as practicable (and in any event within 48 hours after receipt) in writing of the number of any additional shares of Company Common Stock of which such Stockholder acquires beneficial or record ownership on or after the date hereof, including as a result of the exercise or settlement, as applicable, of any Company Stock Option, Company RSU or Company Warrant.

4.2 No Exercise of Appraisal Rights. Such Stockholder forever waives and agrees not to exercise any appraisal rights or dissenters’ rights, including pursuant to Section 262 of the DGCL, in respect of such Stockholder’s Subject Shares that may arise in connection with the Offer or the Merger.

4.3 Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the terms of this Agreement shall apply to the resulting securities.

4.4 Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent, Merger Sub or any of their respective successors, directors or officers relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger or the other Transactions, including any such claim (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the acceptance of the Offer or the Merger Closing) or (b) alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby, but excluding any such claim brought by a Stockholder following the Effective Time as a third-party beneficiary under Section 10.05(a) of the Merger Agreement or as an Indemnified Party.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth (a) if to Parent or Merger Sub, to the address or e-mail address set forth in Section 10.02 of the Merger Agreement and (b) if to a Stockholder, to such Stockholder’s address or e-mail address set forth on a signature page hereto, or to such other address or e-mail address as such party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided that the sender of such email does not receive a written notification of delivery failure) or one day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.

5.2 Termination. This Agreement shall terminate automatically with respect to a Stockholder, without any notice or other action by any Person, upon the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the termination of this Agreement by written notice from Parent to the Stockholders, or (d) any amendment or change to the Merger Agreement or the Offer that is effected without Stockholder’s consent that decreases the amount, or changes the form, of consideration payable to all stockholders of the Company pursuant to the terms of the Merger Agreement (the period from the date hereof through such time being referred to as the “Agreement Period”). Upon the termination of this Agreement in accordance with this Section 5.2, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement in accordance with this Section 5.2.

5.3 Amendments and Waivers. This Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

5.4 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

5.5 Entire Agreement; Assignment. This Agreement, together with Schedule A: (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the parties hereto any rights or remedies. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto; provided that Parent or Merger Sub may assign any of their respective rights and obligations to one or more Affiliates at any time, but no such assignment shall relieve Parent of its obligations hereunder. However, each Stockholder is an intended third-party beneficiary of Section 9.03(b) of the Merger Agreement and entitled to enforce such provision in its defense.

5.6 Specific Enforcement. The parties hereto acknowledge and agree that irreparable damage would occur in the event that each Stockholder did not perform any of the provisions of this Agreement in accordance with its specific terms or otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 5.7(a), without proof of damages or otherwise (and each Stockholder hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedy provided by applicable Law, and the exercise by Parent or Merger Sub of any one remedy will not preclude the exercise of any other remedy.

5.7 Jurisdiction; Waiver of Jury Trial.

(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or a Stockholder in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 5.1 (provided that nothing in this Section 5.7(a) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement or any transaction contemplated by this Agreement in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, in any other court of the State of Delaware or any federal court sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.7(B). EACH STOCKHOLDER CERTIFIES AND ACKNOWLEDGES THAT (I) EACH STOCKHOLDER UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER AND (II) EACH STOCKHOLDER MAKES THIS WAIVER VOLUNTARILY.

5.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

5.9 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement this Agreement.

5.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

5.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

5.13 Interpretation. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (a) any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, including comparable successor law and references to all attachments thereto and instruments incorporated therein, (b) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references in this Agreement to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, unless otherwise indicated, (e) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (f) references from or through any date means, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (i) any action required to be taken by or on a day or business day may be taken until 11:59 p.m., Eastern Time, on such day or business day, (ii) the words “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement, (iii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iv) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time.

5.14 Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.

5.15 Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not, if applicable, in such Stockholder’s capacity as a director, officer or employee of the Company. Nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in their capacity as a director or officer of the Company, or in the exercise of their fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in their capacity as such director or officer, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement; provided that, for the avoidance of doubt, nothing herein shall be understood to relieve any party to the Merger Agreement of any obligation under, or of any liability for breach of any provision of, the Merger Agreement.

5.16 Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement in accordance with Section 5.2.

5.17 No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Merger Agreement is executed and delivered by all parties thereto and (b) this Agreement is executed and delivered by all parties hereto.

5.18 Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder. Further, Parent and Merger Sub agree that no Stockholder will be liable for claims, losses, damages, liabilities or other obligations of, or incurred by, the Company resulting from the Company’s breach of the Merger Agreement except to the extent that breach of such Stockholder’s obligations hereunder was also involved in such breach by the Company.

[Remainder of Page Intentionally Left Blank. Signature Pages Follow.]

IN WITNESS WHEREOF, Parent, Merger Sub and each of the Stockholders have duly executed this Agreement, all as of the date first written above.

PARENT:

VERTEX PHARMACEUTICALS INCORPORATED

By:
Name:
Title:

MERGER SUB:

ADAMS MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and each of the Stockholders have duly executed this Agreement, all as of the date first written above.

STOCKHOLDERS:

[[STOCKHOLDER]

By:
Name: Title:]

[
[STOCKHOLDER]]

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub, each of the Stockholders and, solely for purposes of Section 1.1, the Company have duly executed this Agreement, all as of the date first written above.

COMPANY:

ALPINE IMMUNE SCIENCES, INC.

By:
Name:	Mitchell H. Gold, M.D.
Title:	Chief Executive Officer

[Signature Page to Tender and Support Agreement]

SCHEDULE A

Name of Stockholder	Shares of Company Common Stock